EXHIBIT 23


            CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors of Republic New York Corporation:


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Republic New York Corporation of our report dated January 18, 1994 relating to our audit of the consolidated financial statements of Republic New York Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, which report appears on page 77 of the 1993 Annual Report on Form 10-K of Republic New York Corporation. Our report refers to changes in accounting relating to certain investments in debt and equity securities and to changes in accounting for income taxes.

     We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Republic New York Corporation of our report dated June 13, 1994 relating to the financial statements of the Profit Sharing and Savings Plan of Republic National Bank of New York as of December 31, 1993 and 1992 for each of the years in the two-year period ended December 31, 1993, which financial statements are included in the December 31, 1993 annual report on Form 11-K of the Profit Sharing and Savings Plan of Republic National Bank of New York.

                                     KPMG PEAT MARWICK LLP

New York, New York
January 18, 1995